Exhibit (c)(v)

Project Breeze Shareholder Base April 2025 Evercore

Institutional Shareholder Summary

Class A Top 20 Institutional Shareholders

			Price (4/17/25):	$12.96		
			Estimated	Prem. / (Disc.)	Position (% Outstanding)	
Rank	Investor	Style	Cost Basis[1]	to Basis	Current[2]	9/30/24
1	Think Investments	Hedge Fund	$14.04	(7.7) %	16.1 %	13.5 %
2	Fidelity Mgmt. & Research	GARP	34.40	(62.3)	8.7	14.5
3	The Vanguard Group	Index	47.32	(72.6)	8.1	8.7
4	Columbia Threadneedle Investments	Core Value	13.84	(6.3)	4.7	4.8
5	Royce Investment Partners	Deep Value	12.93	0.2	3.7	3.6
6	Fidelity Institutional Asset Mgmt.	GARP	14.85	(12.7)	3.5	0.0
7	Dalton Investments	Hedge Fund	11.55	12.2	3.4	3.7
8	SG Securities	Broker-Dealer	14.13	(8.3)	3.2	0.6
9	Fidelity Mgmt. & Research	Mixed Style	11.94	8.6	2.7	14.5
10	Two Sigma Investments	Hedge Fund	12.29	5.5	2.7	2.3
11	Renaissance Technologies	Hedge Fund	12.18	6.4	2.5	2.5
12	Dimensional Fund Advisors	Quasi-Index	14.25	(9.1)	2.3	2.4
13	Seldon Capital	Aggres. Gr.	14.13	(8.3)	1.9	2.2
14	BlackRock Institutional Trust	Index	49.43	(73.8)	1.7	2.0
15	D. E. Shaw & Co.	Hedge Fund	11.26	15.1	1.6	2.0
16	MFS Invst. Mgmt.	Core Growth	12.93	0.3	1.4	2.1
17	Marshall Wace	Hedge Fund	11.69	10.8	1.2	1.6
18	Jacobs Levy Equity Mgmt.	Aggres. Gr.	13.26	(2.3)	1.0	1.4
19	Geode Capital Mgmt.	Index	49.62	(73.9)	1.0	1.0
20	Goldman Sachs & Co.	Broker-Dealer	13.53	(4.2)	0.8	0.8
	Top 20 Total		**$19.48**	**(33.5) %**	**72.1 %**	**84.3 %**

Class A Top 250 Institutional Holders Summary


Other
7%
Core Growth
4%
Deep Value
5%
Core Value
6%
Hedge Fund
37%
Index
14%
GARP
21%
Broker-Dealer
6%

Economic Ownership


Bravo / Co-Founders:
~80%
Other Class A
20%
Tango Co-Founders
28%
Bravo
52%

Voting Power[3]


Bravo / Co-Founders:
~97%
Other Class A
3%
Tango Co-Founders
32%
Bravo
65%

EVERCORE

Source: Refinitiv Eikon, Company filings, FactSet

Note: Grey shading represents broker-dealer positions; blue shading denotes activist positions

1. Estimated cost basis is a per share item calculated as the summed product of the volume-weighted average price over the periods when shares were purchased and the increase in shares over these periods divided by the total number of shares purchased during the most recent period of continuous ownership since 6/30/2021
2. Data based on 12/31/24 13F filings and any subsequent 13Ds and 13Gs
3. Class A has 1 vote/share and Class B has 10 votes/share

1

Project Breeze

These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Tango to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Project Breeze